UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

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On December 4, 2020, Robert B. Barnhill, Jr. issued the following press release:

Barnhill Responds to TESSCO Settlement Offer with Comprehensive Board Refreshment Proposal

Barnhill proposes a fully refreshed Board consisting of Emily Kellum Boss, J. Timothy Bryan, John W. Diercksen, Stephanie Dismore, Ronald D. McCray, Kathleen McLean and Sandip Mukerjee

Barnhill proposes restoring control to TESSCO shareholders by allowing 5%+ holders of the outstanding stock (excluding Mr. Barnhill) to designate up to two directors

Proposes that Robert Barnhill, Jay Baitler, John Beletic, Paul Gaffney, Cathy-Ann Martine-Dolecki and Morton F. Zifferer Would Resign and That Mr. Barnhill and Mr. Gaffney Serve the Board in an Advisory, Non-Voting Capacity to Assist in Transition

HUNT VALLEY, Md. – December 4, 2020 – Robert B. Barnhill, Jr. (together with the other participants of the consent solicitation, the “Barnhill Participants”), one of the largest stockholders of TESSCO Technologies Incorporated (the “Company” or “TESSCO”) (NASDAQ: TESS), today announced that he has proposed a comprehensive settlement offer to TESCCO that would result in:

•	A fully refreshed Board consisting of Emily Kellum Boss, J. Timothy Bryan, John W. Diercksen, Stephanie Dismore, Ronald D. McCray, Kathleen McLean and Sandip Mukerjee;

•	Mr. Barnhill, Jay Baitler, John Beletic, Paul Gaffney, Cathy-Ann Martine-Dolecki and Morton F. Zifferer resigning effective immediately;

•	Mr. Barnhill and Mr. Gaffney serving the Board in an advisory, non-voting capacity to assist in the transition;

•	The Board adopting a policy allowing shareholders holding more than 5% of the outstanding stock to designate up to two directors (excluding Mr. Barnhill as one of these 5% shareholders);

•	The Board enhancing its policy on diversity and inclusion;

•	The Board amending TESSCO’s Bylaws to lower the threshold for shareholders to call a special meeting from 50% to 25%; and

•	The Barnhill Participants agreeing to withdraw the consent solicitation, as well as certain voting commitments and standstill provisions through the 2021 annual meeting of shareholders.

“I am grateful that the shareholders have shown significant support for the need for change and I am making this offer as a critical first step in putting TESSCO back on the path to success. The industry expertise, talents and diversity represented by the new Board, along with the historical perspective of Mr. Gaffney and me, and the addition of two directors designated by shareholders, will best position the Board to implement a strategy for success,” noted Mr. Barnhill.

While TESSCO touted very publicly its settlement offer, Mr Barnhill notes that it had significant undisclosed issues, including:

•	It disregarded the strong feedback from shareholders that more change is needed and would effectively shortchange the shareholders that have pledged their support for the election of all of the Barnhill nominees.

•	A precondition unique to the two Barnhill independent nominees that TESSCO proposed be added to the Board as part of the settlement (Mr. Bryan and Ms. McLean) which required that before taking their seats, they had to tender resignation letters. The effect of this requirement is that these independent nominees would be on the Board for two years – or less - regardless of shareholder wishes. This point was omitted by the Company in their press release.

•	Completely ignored Mr. Barnhill’s proposed concept of shareholders owning 5% or more of the outstanding stock being able to designate up to two individuals for election to the Board.

•	The offer contained an overly restrictive voting requirement and an unacceptably long two-year standstill effectively denying Mr. Barnhill’s rights as a shareholder and designed to entrench the Board.

•	Mr. Zifferer (who, as we previously discussed, adopted the strange position of staying on the Board until the end of the consent solicitation) would stay on the Board until the end of December of this year.

•	There was no commitment that the reconstituted Board, as designed by the Company’s settlement, would not, again, add more directors without listening to the views of the TESSCO’s shareholders and input from new directors.

•	The Board did not constructively engage as they have touted. They didn’t respond to Mr. Barnhill’s last settlement offer for almost three weeks and then only after proxy advisory firms had weighed in. Again, this is the same Board that added directors halfway through a consent solicitation and on the same day they presented to ISS. And this is the same Board that initially rejected Mr. Barnhill’s proposed nominees then pursued a feigned attempt at interviewing the nominees before ultimately offering two of them Board seats subject to specious requirements.

Mr. Barnhill has filed a copy of his proposed term sheet with the Securities and Exchange Commission (the “SEC”), which can be accessed at no charge at the SEC’s website at www.sec.gov.

Important Additional Information

Mr. Barnhill, Ms. McLean, Ms. Boss, Mr. Bryan, Mr. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Barnhill Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney and Morton F. Zifferer (and any other person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by the consent solicitation become effective) and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.